EXHIBIT 16

                            ATKINSON & CO. LTD.
                       Certified Public Accountants


                             December 6, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC   20549

     Re:        NMXS.com, Inc.
     File No.:  333-30176


Ladies and Gentlemen:

We were previsouly the accountants for NMXS.com, Inc. (the Company). On December 2, 2002, we resigned as accountants for the Company. We have read the Company's statements included under Item 4 of its Form 8-K for December 3, 2002, and we are in agreement with the statements relating to our firm contained therein.

                                   Sincerely,

                                   /s/ Atkinson & Co.  Ltd.
                                   Atkinson & Co. Ltd.




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                   PO Box 25246, Albuquerque, NM   87125